Sub-Item 77D
Policies with Respect to Securities Investments
Research Core Portfolio (formerly named Fundamental Equity Portfolio) Enterprise Portfolio (formerly named Mid Cap Growth Portfolio)
Janus Portfolio (formerly named Large Cap Growth Portfolio)
33-63212, 811-7736

Research Core Portfolio (formerly named Fundamental Equity Portfolio)
New Policy (Effective May 1, 2009):
Research Core Portfolio pursues its investment objective by investing primarily in equity securities selected for their growth potential. Eligible equity securities in which the Portfolio may invest include:

* domestic and foreign common stocks
* preferred stocks
* securities convertible into common stocks or preferred stocks, such as convertible preferred stocks, bonds, and debentures
* other   securities  with  equity   characteristics   (including  the  use  of
  derivatives)

The Portfolio may invest in companies of any size.

Old Policy:
Fundamental Equity Portfolio pursues its investment objective by investing, under normal circumstances, at least 80% of its net assets in equity securities selected for their growth potential. Eligible equity securities in which the Portfolio may invest include:

* domestic and foreign common stocks
* preferred stocks
* securities convertible into common stocks or preferred stocks, such as convertible preferred stocks, bonds, and debentures
* other   securities  with  equity   characteristics   (including  the  use  of
  derivatives)

The Portfolio may invest in companies of any size.

Enterprise Portfolio (formerly named Mid Cap Growth Portfolio)
New Policy (Effective May 1, 2009):
Enterprise Portfolio pursues its investment objective by investing primarily in common stocks selected for their growth potential, and normally invests at least 50% of its equity assets in medium-sized companies. Medium-sized companies are those whose market capitalization falls within the range of companies in the Russell Midcap(R)Growth Index. Market capitalization is a commonly used measure of the size and value of a company. The market capitalizations within the index will vary, but as of December 31, 2008, they ranged from approximately $24 million to $14.9 billion.

Old Policy:
Mid Cap Growth Portfolio pursues its investment objective by investing, under normal circumstances, at least 80% of its net assets in equity securities of mid-sized companies whose market capitalization falls, at the time of purchase, in the 12-month average of the capitalization range of the Russell Midcap(R) Growth Index. Market capitalization is a commonly used measure of the size and value of a company. The market capitalizations within the index will vary, but as of December 31, 2007, they ranged from approximately $624 million to $42.1 billion.

Janus Portfolio (formerly named Large Cap Growth Portfolio)
New Policy (Effective May 1, 2009):
Janus Portfolio pursues its investment objective by investing primarily in common stocks selected for their growth potential. Although the Portfolio may invest in companies of any size, it generally invests in larger, more established companies. As of December 31, 2008, the Portfolio's weighted average market capitalization was $52.1 billion.

Old Policy:
Large Cap Growth Portfolio pursues its investment objective by investing, under normal circumstances, at least 80% of its net assets in common stocks of large-sized companies. Large-sized companies are those whose market capitalization falls within the range of companies in the Russell 1000(R)Index at the time of purchase. The market capitalizations within the index will vary, but as of December 31, 2007, they ranged from approximately $480 million to $528 billion.